Exhibit 23

Consent of Hacker, Johnson & Smith PA

Independent Registered Public Accounting Firm

The Board of Directors

Homeowners Choice, Inc.:

We consent to the incorporation by reference in the registration statements (Forms S-1 No. 333-152503 and S-1 No. 333-150513 and Forms S-3 No. 333-180322 and 333-165139 as supplemented from time to time and Form S-8 No. 333-154436) of our report dated March 25, 2012, with respect to the consolidated financial statements of Homeowners Choice, Inc. and subsidiaries included in this report on Form 10-K for the year ended December 31, 2011.

/s/ Hacker, Johnson & Smith PA
HACKER, JOHNSON & SMITH PA
Tampa, Florida
March 25, 2012